Exhibit 99.1

Glowpoint Announces New Appointment to Board of Directors

DENVER, CO, February 4, 2015 - Glowpoint, Inc. (NYSE MKT: GLOW), a leading provider of cloud-based video collaboration and support services, today announced the appointment of David Giangano to its Board of Directors.

Mr. Giangano co-founded Nectar Services Corp. in 2007 and is currently Nectar’s President and CEO. Nectar is a leader in the development of network monitoring and management software for voice, video, data, and advanced applications for the Unified Communications (UC) industry. Mr. Giangano developed Nectar’s world-class channel program where he oversaw Nectar’s complete go-to-market strategy, global channel and OEM partner programs. Nectar’s channel partner and OEM presence currently spans over 100 countries and is also augmented by numerous Alliance partnerships.

In 2002, Mr. Giangano founded Juma Technology, an Avaya Platinum Business Partner specializing in IP convergence. There he established a reputation as the industry leader in Voice & Data IP Convergence. The company increased its revenue by 2,782% in less than five years. Earlier in his career, Mr. Giangano spent 10 years with Northrop Grumman Corporation as a Senior Design Engineer in the R&D group and as a Project Leader on various military and commercial programs.

Mr. Giangano holds multiple patents in such disciplines as data encryption, data acquisition and digital signal processing. His technical writings have been published in NASA and IEEE (Institute of Electrical and Electronics Engineers) journals and magazines. Mr. Giangano earned a Bachelor of Science in Engineering from Fairleigh Dickinson University.

“I’m pleased to welcome David to our Board of Directors," said Peter Holst, President and CEO. “David’s insights and experience will be valuable to the Board as we continue to focus on growth opportunities for Glowpoint."

About Glowpoint
Glowpoint, Inc. (NYSE MKT: GLOW) provides video collaboration, network, and support services to large enterprises and mid-sized companies to support their unified communications (UC) strategies and business goals. More than 1,000 organizations in 130 countries rely on our unmatched experience, business-class support and cloud-based services to collaborate with colleagues, business partners, and customers more effectively. To learn more please visit www.glowpoint.com.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com